NEWS RELEASE

Newell Rubbermaid
Brands That Matter

John Stipancich Appointed Chief Financial Officer of Newell Rubbermaid

ATLANTA, February 12, 2015 – Newell Rubbermaid (NYSE: NWL) announced today that John Stipancich, 46, has been appointed Executive Vice President and Chief Financial Officer. As chief financial officer, Stipancich will be responsible for external reporting, financial planning and analysis, treasury, internal audit, risk management, information technology and investor relations. He will continue to report to President and Chief Executive Officer Michael Polk.

"Having completed a disciplined and thorough search, I am excited to announce John Stipancich's appointment as Chief Financial Officer of Newell Rubbermaid," said Polk. "John is an accomplished executive with broad financial and global operational expertise. He has a strong track record of performance and true passion for our company which will be invaluable to me as we continue to transform Newell Rubbermaid into a larger, faster growing, more profitable and more global company."

Stipancich joined Newell Rubbermaid in 2004. He most recently served as Executive Vice President, General Counsel and Corporate Secretary and Executive Leader of the company's operations in Europe, Middle East and Africa. As Executive Leader of the company's EMEA operations, Stipancich guided the successful transformation of the company's business in the region, more than doubling its profitability and positioning the portfolio for future growth. Since August 2014, Stipancich has served as Interim Chief Financial Officer.

Before joining the company, Stipancich held senior positions with two former Kohlberg Kravis Roberts & Co. portfolio companies. He started his legal career at the international law firm of Squire Patton Boggs. Stipancich earned his law degree from The Ohio State University, graduating summa cum laude, and earned an accounting degree from The University of Toledo.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2014 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Contigo®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica®, Baby Jogger® and Dymo®. As part of the company's Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company's Web site, www.newellrubbermaid.com.

Contacts:

Nancy O'Donnell
Vice President, Investor Relations
(770) 418-7723

Nicole Quinlan
Senior Manager, Global Communications
(770) 418-7251